Exhibit 10.1

INTERIM FACILITY LETTER

From:	Citigroup Global Markets Limited and The Royal Bank of Scotland plc (each an “Arranger” and together the “Arrangers”);

and from:	Citibank International Plc and The Royal Bank of Scotland plc (each an “Underwriter” and together the “Underwriters”);

To:	Tarvalón, S.L. (“Bidco”), a limited liability corporation with legal domicile at Calle Don Ramon de la Cruz, 17, 1º Izq, Madrid 28001, with Tax Identification Number (“N.I.F.”) B-84658202, incorporated by virtue of a public deed granted by the Spanish Public Notary Mr. Felipe-Jesus Carrion Herrero on 22nd March 2006 under number 364 of his file and registered at the Spanish Commercial Registry under Volume 22, 553, Book 0, Sheet 132, Section 8, Page M-403155;

and to:	Smithfield Foods, Inc. (“Smithfield”) a corporation incorporated under the laws of the state of Virginia, USA.

4 August 2006

Dear Sirs,

1.	INTERPRETATION

Words and expressions defined in Appendix 1 to this letter shall have the same meaning when used in this letter or in the Appendices to this letter.

2.	THE MAKING OF AN INTERIM TERM LOAN

(a)	The obligations of each Interim Lender to participate in the Interim Term Loan are subject to the conditions precedent that:

(i)	on the date on which that Interim Term Loan is to be made the Arrangers have received (or waived the requirement to receive) all of the documents and evidence set out in Appendix 4 (Conditions Precedent), in form and substance satisfactory to them (acting reasonably);

(ii)	on the date on which that Interim Term Loan is to be made the Representations are correct;

(iii)	no Default is continuing or would result from the making of the Interim Term Loan; and

(iv)	it is not illegal or contrary to applicable law or regulation for such Interim Lender to participate in the Interim Term Loan.

(b)	The proceeds of the Interim Term Loan are to be applied, directly or indirectly (including by way of on-loans), in or towards:

(i)	payment to the Vendor of the purchase price for the Acquisition (including any adjustment thereof);

(ii)	the refinancing of certain existing indebtedness of the Business and the Jean Caby Group;

(iii)	payment of all non-periodic costs, fees and expenses, stamp, registration and other Taxes incurred by or on behalf of Bidco or any other member of the Group in connection with the Acquisition (and the financing thereof) and the Transaction Documents or as contemplated by the Structure Memorandum; and

(iv)	the general corporate purposes of the Group.

3.	NATURE OF AN INTERIM FINANCE PARTY’S RIGHTS AND OBLIGATIONS

(a)	Each Interim Lender will participate in the Interim Term Loan in the proportion which its relevant Interim Commitment bears to the Total Interim Commitments immediately before the making of the Interim Term Loan.

(b)	Unless all the Interim Finance Parties agree otherwise:

(i)	the obligations of an Interim Finance Party under the Interim Documents are several;

(ii)	failure by an Interim Finance Party to perform its obligations does not affect the obligations of any other Party under the Interim Documents;

(iii)	no Interim Finance Party is responsible for the obligations of any other Interim Finance Party under the Interim Documents;

(iv)	the rights of an Interim Finance Party under the Interim Documents are separate and independent rights;

(v)	an Interim Finance Party may, except as otherwise stated in the Interim Documents, separately enforce those rights; and

(vi)	a debt arising under the Interim Documents to an Interim Finance Party is a separate and independent debt.

4.	UTILISATION

4.1	Giving of Drawdown Requests

(a)	Bidco may borrow the Interim Term Loan by giving to the Underwriters a duly completed Drawdown Request, provided that the Drawdown Request is received by the Underwriters before 10.00 a.m. (London time) one Business Day (or as otherwise agreed) before:

(i)	the proposed Drawdown Date; and

(ii)	the earlier of:

(1)	the latest date that Completion can occur in accordance with the Acquisition Agreement; and

(2)	15 August 2006.

A Drawdown Request is, once given, irrevocable.

(b)	Bidco may only make one Drawing under the Interim Term Facility.

4.2	Completion of Requests

A Drawdown Request for the Interim Term Loan will not be regarded as having been duly completed unless the Drawdown Date is the Completion Date and is also a Business Day and the amount of the Interim Term Loan requested does not exceed the Interim Term Facility.

5.	REPAYMENT AND PREPAYMENT

Bidco must repay (or, in the case of (c) to (f) inclusive, prepay) the Interim Term Loan in full on the earliest of:

(a)	90 days after the Drawdown Date;

(b)	the date of written demand from the Arrangers (acting on the instructions of all the Interim Lenders) following the occurrence of a Default which is continuing;

(c)	such date as Bidco may select on 1 Business Day prior written notice to the Arrangers or as otherwise agreed with the Interim Lenders;

(d)	the date on which any person or group of associated persons (being persons acting in concert (within the meaning set out in the City Code of Takeovers and Mergers) and/or any connected persons (as defined in the Income and Corporation Taxes Act of 1988) of those persons) become entitled to exercise more than 50 per cent. of the votes exercisable at a general meeting of Smithfield;

(e)	the date, if any, on which Oaktree and Smithfield collectively cease to own, directly or indirectly, 50.1 per cent. of the issued share capital of Bidco; and

(f)	the date on which Smithfield ceases to own, directly or indirectly, at least 33 1/3 per cent. of the issued share capital of Bidco.

The Interim Term Loan shall be repaid or prepaid together with accrued but unpaid interest and all other amounts due under the Interim Documents.

6.	INTEREST

6.1	Calculation of interest

The rate of interest on the Interim Term Loan for each Interest Period is the percentage rate per annum equal to the aggregate of:

(a)	the Margin;

(b)	EURIBOR for such Interest Period; and

(c)	Mandatory Costs (if any).

6.2	Accrual and payment of interest

Interest will accrue by reference to successive Interest Periods and will be capitalised at the end of each Interest Period and added to the amount of the Interim Term Loan. All accrued interest shall be immediately due and payable when the Interim Term Loan becomes due and payable.

6.3	Interest on overdue amounts

If Bidco fails to pay when due any amount payable by it under the Interim Documents, it must promptly on demand by the Arrangers pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment. Interest on an overdue amount is payable at a rate which is one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Interim Term Loan. Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each seven day period but will remain immediately due and payable.

6.4	Interest Calculation

Interest shall be paid in Euros and shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

7.	REPRESENTATIONS AND UNDERTAKINGS

7.1	Representations

On the Drawdown Date, each Obligor makes the Representations in favour of the Interim Finance Parties.

7.2	Undertakings

As and upon the date of this letter, each Obligor undertakes to the Interim Finance Parties as set out in the Undertakings.

8.	TAXES

8.1	Gross-Up

(a)	Each Obligor must make all payments by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If any Obligor or an Interim Lender (in respect of a payment payable to that Interim Lender) becomes aware that that Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) it shall promptly notify the Parties.

(c)	If any Tax Deduction is required by law to be made by any Obligor:

(i)	the amount of the payment due from that Obligor will automatically be increased to an amount which (after taking into account any Tax Deduction) leaves an amount equal to the amount which would have been due if no Tax Deduction had been required; and

(ii)	that Obligor will:

(A)	make the relevant Tax Deduction and ensure that it does not exceed the minimum amount required by law;

(B)	pay to the relevant Taxation authorities that Tax Deduction and any payment required in connection with it within the time allowed by law; and

(C)	within thirty days of making any Tax Deduction or any payment required in connection with it, deliver to the relevant Interim Lender evidence reasonably satisfactory to that Interim Lender that such Tax Deduction has been made or (as applicable) such payment paid to the appropriate Taxation authorities.

8.2	Tax Indemnity

(a)	Each Obligor shall (within five Business Days of demand by the Arrangers) pay to an Interim Lender an amount equal to the loss, liability or cost which that Interim Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Interim Lender in respect of an Interim Document.

(b)	Paragraph (a) above shall not apply:

(i)	to any loss, liability or cost for, or on account of, Tax assessed on an Interim Lender under the law of the jurisdiction in which:

(A)	that Interim Lender is incorporated or, if different, in which that Interim Lender is treated as resident for tax purposes; or

(B)	that Interim Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;

(ii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Interim Lender; or

(iii)	to the extent a loss, liability or cost is compensated for by payment of an amount under paragraph 8.1 (Gross-Up).

(c)	An Interim Lender making, or intending to make, a claim under paragraph (a) above shall promptly notify each Obligor of the event which has given, or will give, rise to the claim.

8.3	Tax Credit

If an Obligor makes a Tax Payment and an Interim Lender determines in its sole opinion that it has received, utilised and retained a Tax Credit attributable to that Tax Payment, that Interim Lender shall pay to that Obligor an amount which that Interim Lender determines in its sole opinion will leave such Interim Lender (after that payment by it) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

8.4	Tax Affairs

Nothing in this letter obliges any Interim Lender to disclose any information to any person regarding its Tax affairs or computations or interferes with the right of any Interim Lender to arrange its Tax affairs in whatever manner it thinks fit or obliges any Interim Lender to investigate or claim any Tax Credit.

8.5	Assistance

Each Interim Lender will, if required to do so by Bidco, complete such forms and certificates as may be necessary to enable Bidco to pay interest on the Interim Term Loan without being required to make a Tax Deduction.

9.	CHANGE IN CIRCUMSTANCES

9.1	Increased Costs

(a)	If the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date of this letter, or compliance with any law, regulation or treaty made after the date of this letter results in any Interim Lender (a “Claiming Party”) or any Affiliate of it incurring any Increased Cost (as defined in paragraph (d) below):

(i)	the Claiming Party will notify Bidco and the Arrangers of the circumstances giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of it and will as soon as reasonably practicable provide a certificate confirming the amount of that Increased Cost; and

(ii)	within five Business Days of demand by the Claiming Party, Bidco will pay to the Claiming Party the amount of any Increased Cost incurred by it (or any Affiliate of it).

(b)	Bidco will not be obliged to compensate any Claiming Party under paragraph (a) above in relation to any Increased Cost:

(i)	to the extent already compensated for by payment of any Mandatory Costs or under paragraph 8 (Taxes) (or would have been so compensated but for an exception in paragraph 8.2 (Tax Indemnity)); or

(ii)	attributable to a change in the rate of Tax on the overall net income of the Claiming Party (or any Affiliate of it) or of the branch or office though which it lends the Interim Term Loan; or

(iii)	attributable to the breach by the Claiming Party of any law, regulation or treaty.

(c)	If any Affiliate of an Interim Lender suffers a cost which would have been recoverable by that Interim Lender under this paragraph 9.1 if that cost had been imposed on that Interim Lender, that Interim Lender shall be entitled to recover the amount of that cost under this paragraph 9.1 on behalf of the relevant Affiliate.

(d)	In this letter “Increased Cost” means:

(i)	an additional or increased cost;

(ii)	a reduction in any amount due, paid or payable to the Claiming Party under any Interim Document; or

(iii)	a reduction in the rate of return on the Claiming Party’s (or its Affiliate’s) overall capital,

suffered or incurred by a Claiming Party (or any Affiliate of it) as a result of it having entered into or performing its obligations under any Interim Document or making or maintaining its participation in the Interim Term Loan.

9.2	Mitigation

(a)	If circumstances arise which entitle an Interim Lender:

(i)	to receive payment of an additional amount under paragraph 8 (Taxes); or

(ii)	to demand payment of any amount under paragraph 9.1 (Increased Costs),

then that Interim Lender will take all reasonable steps to mitigate the effect of those circumstances (including by transferring its rights and obligations under the Interim Documents to an Affiliate or changing its Facility Office).

(b)	No Interim Lender will be obliged to take any such steps or action if to do so is likely in its opinion (acting in good faith) to be unlawful or to have an adverse effect on its business, operations or financial condition or breach its banking policies or require it to disclose any confidential information.

(c)	Bidco shall, within three Business Days of demand by the relevant Interim Lender, indemnify such Interim Lender for any reasonable costs or expenses incurred by it as a result of taking any steps or action under this paragraph.

(d)	This paragraph does not in any way limit, reduce or qualify the obligations of any Obligor under the Interim Documents.

10.	PAYMENTS

10.1	Place

Unless otherwise specified in an Interim Document, on each date on which payment is to be made by any Party under an Interim Document, such Party shall pay, in the required currency, for value on the due date at such time and in such funds specified by the Interim Lenders as are customary at that time for settlement of transactions in the relevant currency in the place of payment. All such payments shall be made to the account specified by the relevant Party for that purpose in London, New York or such other place as the relevant Parties may agree.

10.2	Currency of Payment

(a)	Subject to paragraphs (b) to (d) (inclusive) below, any amount payable by any Obligor under the Interim Documents shall be paid in Euros.

(b)	Each payment in respect of losses shall be made in the currency in which the losses were incurred.

(c)	Each payment under paragraphs 8.1 (Gross-Up), 8.2 (Tax Indemnity) or 9.1 (Increased Costs) shall be made in the currency in which such costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than Euros shall be paid in that other currency.

10.3	No Set-off or Counterclaim

All payments made or to be made by each Obligor under the Interim Documents must be paid in full without set-off or counterclaim.

10.4	Business Days

(a)	If any payment would otherwise be due under any Interim Document on a day which is not a Business Day, that payment shall be due on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any such extension of the due date for payment of any principal or overdue amount, or any extension of the Interest Period, interest shall accrue and be payable at the rate payable on the original due date.

10.5	Application of Moneys

If any Interim Lender receives a payment that is insufficient to discharge all amounts then due and payable by any Obligor under any Interim Document, the Interim Lender shall apply that payment towards the obligations of the Obligors under the Interim Documents in the following order:

(i)	first, in payment pro rata of any fees, costs and expenses of the Arrangers due but unpaid;

(ii)	second, in payment pro rata of any fees, costs and expenses of the Interim Lenders and any accrued interest, due but unpaid;

(iii)	third, in payment pro rata of any accrued interest in respect of the Interim Term Facility, due but unpaid;

(iv)	fourth, in payment pro rata of any principal due but unpaid; and

(v)	fifth, in payment pro rata of any other amounts due but unpaid under the Interim Documents.

11.	INDEMNITIES

11.1	General Indemnity

Each Obligor will indemnify each Interim Lender within five Business Days of demand against any loss or liability which that Interim Lender reasonably incurs as a result of:

(a)	the occurrence of any Default;

(b)	the operation of paragraph 12 (Pro Rata Payments);

(c)	any failure by any Obligor to pay any amount due under an Interim Document on its due date;

(d)	the drawing not being made for any reason (other than as a result of the default or negligence of that Interim Lender) on the Drawdown Date specified in the Drawdown Request requesting that drawing; or

(e)	the Interim Term Loan being repaid or prepaid otherwise than on the last day of an Interest Period provided that, if such repayment or prepayment from the proceeds of a financing provided by the Interim Lenders, then the Parties shall work together in good faith to ensure, as far as reasonably practicable, that no breakage costs will be payable as a result of such refinancing, including any loss on account of funds borrowed, contracted for or utilised to fund the Interim Term Loan or other amount payable under any Interim Document.

11.2	Currency Indemnity

(a)	If:

(i)	any amount payable by any Obligor under any Interim Document is received by any Interim Lender (or by an Arranger on behalf of any

Interim Lender) in a currency (the “Payment Currency”) other than that agreed in the relevant Interim Document (the “Agreed Currency”), and the amount produced by such Interim Lender converting the Payment Currency so received into the Agreed Currency is less than the required amount of the Agreed Currency; or

(ii)	any amount payable by any Obligor under any Interim Document has to be converted from the Agreed Currency into another currency for the purpose of making, filing, obtaining or enforcing any claim, proof, order or judgment, then each Obligor will, as an independent obligation, within five Business Days of demand indemnify the relevant Interim Lender to whom that sum is owed for any reasonable loss or liability incurred by it as a result of the conversion.

(b)	Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Interim Lender, acting reasonably, as being most appropriate for the conversion. The Obligors will also pay the reasonable costs of the conversion.

(c)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Interim Document in a currency other than that in which it is expressed to be payable in that Interim Document.

12.	PRO RATA PAYMENTS

12.1	Recoveries

Subject to paragraph 12.3 (Exceptions to Sharing), if any amount owing by any Obligor under any Interim Document to an Interim Lender (the “Recovering Interim Lender”) is discharged by payment, set-off or any other manner other than in accordance with paragraph 10 (Payments) (the amount so discharged being a “Recovery”) then:

(a)	within three Business Days of receipt of the Recovery, the Recovering Interim Lender shall notify details of such Recovery to the Arrangers;

(b)	the Arrangers shall determine whether the amount of the Recovery is in excess of the amount which such Recovering Interim Lender should have received had such amount been paid under paragraph 10 (Payments) (any such excess amount being the “Excess Recovery”);

(c)	within three Business Days of demand the Recovering Interim Lender shall pay to the Arrangers an amount equal to the Excess Recovery;

(d)	the Arrangers shall treat that payment as if it was a payment made by an Obligor to the Interim Lenders under paragraph 10 (Payments) and distribute it to the Interim Lenders (other than the Recovering Interim Lender) accordingly; and

(e)	the Recovering Interim Lender shall be subrogated to the rights of the Interim Lenders which have shared in the payment under sub-paragraph (d) above and if for any reason the Recovering Interim Lender is unable to rely on such rights of subrogation, the amount of the Excess Recovery shall be treated as not having been paid and (without double counting) the relevant Obligor will owe the Recovering Interim Lender a debt (immediately due and payable) in an amount equal to the Excess Recovery.

12.2	Notification of Recovery

If any Recovery has to be wholly or partly refunded by the Recovering Interim Lender after it has paid any amount to the Arrangers under paragraph 12.1(c) (Recoveries), each Interim Lender to which any part of the Excess Recovery (or amount in respect of it) was distributed will, on request from the Recovering Interim Lender, pay to the Recovering Interim Lender that Interim Lender’s pro rata share of the amount (including any related interest) which has to be refunded by the Recovering Interim Lender.

12.3	Exceptions to Sharing

Notwithstanding paragraph 12.1 (Recoveries), no Recovering Interim Lender will be obliged to pay any amount to the Arrangers or any other Interim Lender in respect of any Recovery:

(a)	if it would not after that payment have a valid claim against an Obligor in an amount equal to the Excess Recovery; or

(b)	which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Interim Documents, which proceedings have been notified to the other Interim Finance Parties and where the Interim Lender concerned had a right and opportunity to, but does not, either join in those proceedings or promptly after receiving notice commence and diligently pursue separate proceedings to enforce its rights in the same or another court.

12.4	No Security

The provisions of this paragraph 12 shall not constitute a charge by any Interim Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this paragraph 12.

13.	SET-OFF

13.1	Set-off Rights

Without prejudice to its rights at law, at any time any amount under any Interim Document (including but not limited to the Interim Term Loan) is immediately due and payable, an Interim Finance Party may at any time set off any obligation due and payable by any Obligor to it under an Interim Document (to the extent beneficially owned by that Interim Finance Party) against any obligation then due for payment owed by it to that Obligor, regardless of currency, place of payment or booking branch of either obligation. The Interim Finance Party may convert either obligation at a market rate of exchange in its ordinary course of business in order to effect such set-off.

14.	NOTICES

14.1	Mode of Service

(a)	Any notice, demand, consent or other communication (a “Notice”) made under or in connection with any Interim Document must, unless otherwise stated, be in writing and made by letter, fax or telex or any other electronic communication approved by the Arrangers.

(b)	The address and fax number of each Party (and person for whose attention the Notice is to be sent) for the purposes of Notices given under or in connection with the Interim Documents are, in the case of the Obligors:

Address:	Tarvalón, S.L. and Smithfield Foods, Inc. 200 Commerce Street Smithfield Virginia 23430 USA

Fax number:	+1 757 365 3045

Attention:	Carey Dubois and Michael Flemming

(i)	in the case of the Arrangers and the Underwriters:

Address:	Citigroup Global Markets Limited C/O Citigroup Global Markets Inc. 388 Greenwich Street, NY, NY 10013 USA

Fax number:	+1 646 291 5700

Attention:	David Harris

Address:	The Royal Bank of Scotland plc Lending Operations 101 Park Ave 6th Floor New York, NY 10178 USA

Fax number:	+1 212 401 1336

Attention:	Steven Imbriaco

Address:	Citibank International Plc UK Loans Processing Unit 5th Floor 33 Canada Square London E14 5LB UK

Fax number:	+44 20 7942 7512

Attention:	Citibank International Plc London, Loan Processing Unit

(ii)	any other address and facsimile number notified in writing by that party for this purpose to the Arrangers (or in the case of the Arrangers, notified by the Arrangers to the other parties) by not less than five Business Days’ notice.

(c)	Any Notice given to the Arrangers will be effective only:

(i)	if it is marked for the attention of the department or officer specified by the Arrangers for receipt of Notices; and

(ii)	when actually received by the Arrangers.

14.2	Deemed Service

(a)	Subject to paragraph (b) below, a Notice will be deemed to be given as follows:

(i)	if by letter delivered personally, when delivered;

(ii)	if by letter sent by post, five days after posting (first class or equivalent postage prepaid in a correctly addressed envelope);

(iii)	if by fax, when received in legible form;

(iv)	if by e-mail, fax or telex or any other electronic communication, when received in legible form; and

(v)	if by posting to an electronic website, at the time of notification to the relevant recipient of such posting or (if later) the time when the recipient was given access to such website.

(b)	A Notice given in accordance with paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

14.3	Language

(a)	Any Notice must be in English.

(b)	All other documents provided under or in connection with any Interim Document must be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation, in which case the English translation will prevail unless the document is a constitutional, statutory or other official document.

15.	CONFIDENTIALITY

(a)	Each Interim Finance Party will keep the Interim Documents and any information supplied to it by or on behalf of any Obligor under the Interim Documents confidential, provided that it may disclose any such document or information:

(i)	which is publicly available (other than by breach of this paragraph 17 by such Interim Finance Party);

(ii)	if and to the extent required by law or regulation or at the request of an administrative authority (including any tax or bank supervisory authority);

(iii)	to its auditors and professional advisors;

(iv)	to any direct or indirect shareholder of Bidco or any Group Company;

(v)	in connection with any legal or arbitration proceedings;

(vi)	for the purpose of obtaining any consent, making any filing, registration or notarisation or paying any stamp or registration tax or fee in connection with any of the Interim Documents;

(vii)	with the agreement of Bidco; or

(viii)	to any Affiliate to the extent required as part of such Interim Finance Party’s credit control process.

(b)	This paragraph 15 replaces any previous confidentiality undertaking given by any Interim Finance Party in connection with this letter prior to it becoming a Party other than the confidentiality letter dated on or about the date of this letter relating to the disclosure of information under the Acquisition Agreement.

16.	CHANGES TO PARTIES

16.1	No Transfers by Obligors

No Obligor may assign, novate or transfer all or any part of its rights and obligations under any Interim Documents.

16.2	Transfers by Interim Lenders

(a)	An Interim Lender may subject to paragraph (b) below assign its rights and/or obligations under any Interim Document.

(b)	An Interim Lender may not assign or transfer its rights and/or obligations under any Interim Document without the prior written consent of Bidco, unless such assignment is to an Affiliate of that Interim Lender and is at no cost to the Obligors.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Interim Finance Party punctual performance by Bidco of all Bidco’s obligations under the Interim Documents;

(b)	undertakes with each Interim Finance Party that whenever Bidco does not pay any amount when due under or in connection with any Interim Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Interim Finance Party immediately on demand against any cost, loss or liability suffered by that Interim Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Interim Finance Party would otherwise have been entitled to recover.

17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Bidco under the Interim Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by Bidco or any discharge given by an Interim Finance Party (whether in respect of the obligations of Bidco or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Interim Finance Party shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this paragraph 17 will not be affected by an act, omission, matter or thing which, but for this paragraph 17, would reduce, release or prejudice any of its obligations under this paragraph 17 (without limitation and whether or not known to it or any Interim Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, Bidco or other person;

(b)	the release of Bidco or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Bidco or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Bidco or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Interim Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor Intent

Without prejudice to the generality of paragraph 17.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Interim Documents and/or any facility or amount made available under any of the Interim Documents for the purposes of or in connection with any of the following (other than, for the avoidance of doubt, any refinancing of the Interim Term Loan): business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Interim Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this paragraph 17. This waiver applies irrespective of any law or any provision of a Interim Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full, each Interim Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Interim Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from the Guarantor or on account of the Guarantor’s liability under this paragraph 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full and unless the Arrangers otherwise direct, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Interim Documents:

(a)	to be indemnified by Bidco; and/or

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under the Interim Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Documents by any Interim Finance Party.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Interim Finance Party.

17.10	Covenant to release

At the time upon which all amounts payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full, the Interim Lenders shall at the request and at the cost and expense of the Guarantor, take any action necessary to release the Guarantor from its obligations under this letter.

18.	PARTIAL INVALIDITY

If any provision of the Interim Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the validity or enforceability in that jurisdiction of any other term of the Interim Documents or the validity or enforceability in other jurisdictions of that or any other term of the Interim Documents.

19.	COUNTERPARTS

This letter may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

20.	GOVERNING LAW

This letter is, and any dispute or proceedings arising out of or relating to this letter shall be, governed by English law.

21.	JURISDICTION

21.1	Submission to Jurisdiction

(a)	For the benefit of each Interim Finance Party, each Obligor agrees that the courts of England have exclusive jurisdiction to hear, decide and settle any dispute or proceedings arising out of or relating to any Interim Document (including as to existence, validity or termination) (each a “Dispute”) and for the purpose of enforcement of any judgment against assets. Each Obligor irrevocably submits to the jurisdiction of the English courts.

(b)	Nothing in paragraph (a) above limits or prevents any Interim Finance Party from taking proceedings against any Obligor in any other court nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

21.2	Forum Convenience

Each Obligor:

(a)	agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and waives any objection to the courts of England on grounds of inconvenient forum or otherwise; and

(b)	agrees that a judgment or order of an English court in connection with a Dispute is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

21.3	Service of Process

Without prejudice to any other mode of service permitted by law, each Obligor:

(a)	irrevocably appoints Chanford Limited (Company Number 5864607) as its agent for service of process in connection with any Dispute before the English courts;

(b)	agrees that service of any claim, form, notice or other document for the purpose of any proceedings shall be duly served upon it if delivered or sent by registered post to Chanford Limited at FAO: Michael Cole / Charles Griffith, C/O Hunton & Williams, 30 St Mary Axe, London, EC3A 8EP or such other address in England or Wales as Bidco may notify from time to time to the Arrangers by not less than five Business Days notice; and

(c)	agrees that failure by such agent to notify Bidco of such proceedings or claim, form, notice or other document will not invalidate the proceedings or service of such claim, form, notice or other document.

Each Obligor may irrevocably appoint another company incorporated in England as its agent for service of process provided that the details of such company are notified in writing to the Arrangers at or prior to the making of such appointment.

Yours faithfully,

/s/ Cyril Terjiman
For and on behalf of
Citigroup Global Markets Limited (as Arranger)

/s/ Michaela V. Galluzzo
For and on behalf of
The Royal Bank of Scotland plc (as Arranger)

/s/ Cyril Terjiman
For and on behalf of
Citibank International Plc (as Underwriter)

/s/ Michaela V. Galluzzo
For and on behalf of
The Royal Bank of Scotland plc (as Underwriter)

Accepted and Agreed.

For and on behalf of
Tarvalón S.L.

Signed:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Director

Date: 3 August 2006

For and on behalf of
Smithfield Foods, Inc

Signed:	/s/ C. Larry Pope
Name:	C. Larry Pope
Title:	President and Chief Operating Officer

Date: 3 August 2006

APPENDIX 1

INTERPRETATION

1.	Definitions

In this letter:

“Acquisition” means the acquisition by Bidco and its Subsidiaries of the Business.

“Acquisition Agreement” means the agreement dated 26 June 2006 governing the terms of the Acquisition and made between the Vendor, Bidco and Smithfield together with all other documents, transfers and instruments entered into by the Vendor, Bidco and Smithfield and executed or to be executed pursuant to, or in connection with, the Acquisition (in each case as amended, waived or varied from time to time).

“Affiliate” means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Business” has the meaning given to that term in the Acquisition Agreement.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York and (in relation to any date for payment or purchase of euro) any TARGET Day.

“Completion” means completion of the Acquisition in accordance with the Acquisition Agreement.

“Completion Date” means the date on which Completion takes place.

“Default” means an event or circumstance set out in Part III (Default) of Appendix 5.

“Drawdown Date” means the date of or proposed date for the making of the Drawing.

“Drawdown Request” means a duly completed signed notice requesting the Interim Term Loan in the form set out in Appendix 2 (Form of Drawdown Request) to this letter.

“Drawing” means the drawing by Bidco of the Interim Term Loan.

“EURIBOR” means, in relation to the Interim Term Loan:

(a)	for the first Interest Period, the average of the rates offered by each of the Underwriters at 11am (Brussels time) on the day falling one Business Day prior to the Drawdown Date for the offering of deposits in Euro for a comparable amount for a period comparable to that Interest Period; and

(b)	for each subsequent Interest Period, the applicable screen rate of 11am (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Interest Period.

“Euro” or “EUR” mean the single currency unit of the Participating Member States.

“Existing Smithfield Group” means Smithfield and its Subsidiaries (other than Holdco and its Subsidiaries).

“Facility Office” means the office through which an Interim Lender will perform its obligations under the Interim Facility notified to the Arrangers in writing by not less than five Business Days’ notice.

“Financial Indebtedness” means any indebtedness (without double counting and for the avoidance of doubt excluding any Subsidiaries) for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any lease or hire purchase contract or other agreement which in each case would, in accordance with the generally accepted accounting principles in the jurisdiction of incorporation of the relevant company, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	an advance or deferred purchase agreement if such agreement was entered into primarily as a method of raising finance;

(i)	any arrangement entered into primarily as a method of raising finance pursuant to which an asset sold or otherwise disposed of by an Obligor or a member of the Existing Smithfield Group may be re-acquired by an Obligor or a member of the Existing Smithfield Group (whether following the exercise of an option or otherwise);

(j)	any amount raised under any other transaction (including a forward sale or purchase agreement) having the principal commercial effect of a borrowing; and

(k)	any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition.

“Financial Statements” means Smithfield’s audited financial statements for its financial year ended 30 April 2006.

“Guarantor” means Smithfield.

“Group” means Bidco and its Subsidiaries for the time being.

“Holdco” means Bacarreto, S.L.

“Holding Company” means in relation to any person, any other body corporate or other entity of which it is a Subsidiary.

“Interest Period” means a period of 1 or 2 weeks or 1 month as selected by Bidco in consultation with the Underwriters or such other period as Bidco and the Underwriters may agree.

“Interim Commitment” means:

(a)	for each Underwriter in respect of the Interim Term Facility, EUR164,488,662.50 and the amount of any other Interim Commitment in respect thereof so designated which it acquires; and

(b)	for any other Interim Lender, the amount of any Interim Commitment it acquires,

in each case to the extent not cancelled, reduced or transferred by it or to it under this letter.

“Interim Documents” means this letter and any other document designated as an “Interim Document” by the Arrangers and Bidco.

“Interim Finance Parties” means the Underwriters, a group of banks or financial institutions that are regularly engaged in or established for the making of, or purchasing or investing in, loans and/or debt securities which become Interim Lenders pursuant to paragraph 16 (Changes to Parties) and the Arrangers.

“Interim Lender” means:

(a)	at the date of this letter, each of the Underwriters; and

(b)	any other person to whom any participation or interest in any Interim Term Loan is assigned after the date of this letter under paragraph 16 (Changes to Parties),

provided that in each case it has an outstanding Interim Commitment or participation in any Interim Term Loan or any amount is (actually or contingently) owed to or by it under the Interim Documents in this capacity.

“Interim Term Loan” means the principal amount of the borrowing under the Interim Term Facility as increased pursuant to paragraph 6.2 (Accrual and payment of interest) or the principal amount outstanding of that borrowing at any time (as so increased).

“Interim Term Facility” means the term loan facility made available in accordance with this letter being EUR 328,977,325.

“Jean Caby” means Jean Caby SAS, a company incorporated in France.

“Jean Caby Group” means Smithfield France SAS and its Subsidiaries.

“Majority Interim Lenders” means, at any time, Interim Lenders whose Interim Commitments then aggregate more than 66 2/3 per cent. of the Total Interim Commitments.

“Mandatory Costs” means the percentage rate per annum calculated by the Arrangers in accordance with Appendix 3 (Calculation of the Mandatory Costs) to this letter.

“Margin” means 2.5% per annum.

“Material Adverse Effect” means a material adverse effect on or change in:

(a)	the business or financial condition of Smithfield and its Subsidiaries taken as a whole; or

(b)	the ability of Smithfield to perform its payment obligations under any of the Interim Documents.

“Material Subsidiary” means, at any time a Subsidiary of Smithfield which:

(a)	has earnings before interest, tax, depreciation and amortisation representing five per cent. or more of the consolidated earnings before interest, tax, depreciation and amortisation of Smithfield and its Subsidiaries; or

(b)	has gross assets (excluding intra-group items) representing five per cent. or more of the gross assets of Smithfield and its Subsidiaries taken as a whole.

“Oaktree” means OCM Luxembourg EPOF Meats Holdings SARL and OCM Luxembourg OPPS Meats Holdings SARL and any Affiliates or funds managed or advised by it and their or any subsequent successors, assignees or transferees.

“Obligors” means Bidco and Smithfield.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this letter.

“Rate Fixing Day” means the second TARGET Day before the first day of any period for which an interest rate is to be determined.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

“Representation” means a representation set out in Part I (Representation) of Appendix 5.

“Reservations” means the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, the time barring of claims under any applicable limitation statutes, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and any other reservations or qualifications as to matters of law which are referred to in any legal opinion referred to in Appendix 4 (Conditions Precedent).

“Security Interest” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation or other security interest.

“Structure Memorandum” means the structure paper entitled “Project Slice” describing in outline the Group (following Completion) and the Acquisition and prepared by the Guarantor in the agreed form.

“Subsidiary” means in relation to a company or corporation a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of a majority of its board of directors or equivalent body.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any present or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any interest, penalty or fine payable in connection with any failure to pay or delay in paying any of the same) and “Taxation” shall be construed accordingly.

“Tax Credit” means a credit against, or a relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from any payment under an Interim Document.

“Tax Payment” means either the increase in a payment made by an Obligor to an Interim Finance Party under paragraph 8.1 (Gross-Up) or a payment under paragraph 8.2 (Tax Indemnity).

“Total Interim Commitments” means at any time the aggregate of all the Interim Commitments.

“Transaction Documents” means the Interim Documents and the Acquisition Agreement.

“Undertaking” means an undertaking set out in Part II (Undertakings) of Appendix 5.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 or any subordinate legislation and any other tax of a similar nature.

“Vendor” means Sara Lee Corporation.

2.	Other References

(a)	In this letter, unless a contrary intention appears, a reference to:

(i)	“agreed form” means a document which is in a form agreed and/or approved by or on behalf of Bidco and the Arrangers;

(ii)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(iii)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend” and “amended” shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind, present or future, actual or contingent, and any interest in any of the above;

(v)	a “disposal” includes any sale, transfer, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(vi)	a “guarantee” includes:

(A)	an indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any person; and

(B)	any other obligation of any person, whether actual or contingent:

(I)	to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(II)	to be responsible for the performance of any obligations by or the solvency of any other person,

and “guaranteed”, “guarantor” and “Guarantor” shall be construed accordingly;

(vii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;

(x)	a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	(subject to sub-paragraph (C) below) if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if there is none, on the preceding Business Day;

(B)	if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that later month; and

(C)	if the Interest Period begins on the last Business Day of a calendar month, the Interest Period shall end on the last Business Day in the calendar month in which the Interest Period is to end,

and references to “months” shall be construed accordingly;

(xi)	to a Default being “outstanding” means that such Default is continuing and has not been remedied or waived;

(xii)	an Interim Lender’s “participation” or “share” in a Drawing means the amount of its share in any Interim Term Loan;

(xiii)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(xiv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(b)	In this letter, unless a contrary intention appears:

(i)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a party under this letter;

(ii)	references to paragraphs, clauses, subclauses and appendices are references to, respectively, paragraphs, clauses and subclauses of and appendices to this letter and references to this letter include its appendices;

(iii)	a reference to (or to any specified provision of) any agreement (including any of the Interim Documents) is to that agreement (or that provision) as amended from time to time (unless such amendment is contrary to the terms of any Interim Document);

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	a reference to a time of day is to London (England) time;

(vi)	the index to and the headings in this letter are for convenience only and are to be ignored in construing this letter; and

(vii)	words imparting the singular include the plural and vice versa.

APPENDIX 2

FORM OF DRAWDOWN REQUEST

To: Citibank International Plc and The Royal Bank of Scotland plc as the Underwriters

From: Tarvalón, S.L.

Date: [•]

EUR 328,977,325 Interim Facility Letter

dated 4 August 2006 (the “Interim Facility Letter”)

1.	We refer to the Interim Facility Letter. This is a Drawdown Request. Words and expressions defined in the Interim Facility Letter shall have the same meanings when used in this Drawdown Request.

2.	We wish to borrow the Interim Term Loan in an amount of EUR 328,977,325 on the following terms:

(a)	Drawdown Date: [•]

(b)	Amount: EUR 328,977,325

3.	Our [payment/delivery] instructions are: [•].

4.	We confirm that each condition precedent under the Interim Facility which must be satisfied in order to drawdown the Interim Term Loan is (or will be on the proposed Drawdown Date) so satisfied, that the Representations are correct as at today’s date and will be correct on the Drawdown Date and that no Default has occurred which is continuing.

5.	This Drawdown Request is irrevocable.

By:

Tarvalón S.L.

APPENDIX 3

CALCULATION OF THE MANDATORY COSTS

1.	The Mandatory Cost is an addition to the interest rate to compensate Interim Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Arrangers shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Interim Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Arrangers as a weighted average of the Interim Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Interim Lender in the Interim Term Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Interim Lender lending from a Facility Office in a country that has the euro as its currency will be the percentage notified by that Interim Lender to the Arrangers. This percentage will be certified by that Interim Lender in its notice to the Arrangers to be its reasonable determination of the cost (expressed as a percentage of that Interim Lender’s participation in the Interim Term Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Interim Lender lending from a Facility Office in the United Kingdom will be calculated by the Arrangers as follows:

(a)	in relation to a sterling Interim Term Loan:

AB + C (B –D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Interim Term Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Interim Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Interim Term Loan is an unpaid sum, the additional rate of interest specified in paragraph 6.3 (Interest on overdue amounts) payable for the relevant Interest Period on the Interim Term Loan.

C	is the percentage (if any) of Eligible Liabilities which that Interim Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Arrangers on interest bearing Special Deposits.

E	is designed to compensate Interim Lenders for amounts payable under the Fees Rules and is calculated by the Arrangers as being the average of the most recent rates of charge supplied by the Interim Lenders to the Arrangers pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Arrangers, each Interim Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Arrangers, the rate of charge payable by that Interim Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	In addition, each Interim Lender shall supply any information required by the Arrangers for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Interim Lender shall supply the following information on or prior to the date on which it becomes an Interim Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Arrangers may reasonably require for such purpose.

Each Interim Lender shall promptly notify the Arrangers of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Interim Lender for the purpose of A and C above and the rates of charge of each Interim Lender for the purpose of E above shall be determined by the Arrangers based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless an Interim Lender notifies the Arrangers to the contrary, each Interim Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Arrangers shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Interim Lender and shall be entitled to assume that the information provided by any Interim Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Arrangers shall distribute the additional amounts received as a result of the Mandatory Cost to the Interim Lenders on the basis of the Additional Cost Rate for each Interim Lender based on the information provided by each Interim Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Arrangers pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to an Interim Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Arrangers may from time to time, after consultation with Bidco and the Interim Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

APPENDIX 4

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Obligors

(a)	A copy of the constitutional documents of each of the Obligors.

(b)	A copy of a resolution of the board of directors (or equivalent) of each of the Obligors:

(i)	approving the terms of, and the transactions contemplated by, the Interim Documents to which it is a party and resolving that it execute the Interim Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Interim Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request) to be signed and/or despatched by it under or in connection with the Interim Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors (or equivalent) or if applicable, a committee of the board of directors of the relevant company, establishing the committee referred to in sub–paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Interim Documents.

(e)	A certificate of each of the Obligors (signed by the chief executive officer, the chief financial officer or a director) confirming (without personal liability) that borrowing or guaranteeing, as appropriate, the Total Interim Commitments would not cause any borrowing, guarantee or similar limit, binding on the Obligors (where relevant), to be exceeded.

(f)	A formalities certificate from each of the Obligors certifying (without personal liability) that each copy document which is not an original or an officially certified copy relating to it specified in this paragraph 1 of Appendix 4 is correct and complete.

2.	Interim Documents

(a)	This letter executed by the Obligors.

(b)	The Acquisition Agreement executed by the parties thereto.

3.	Legal opinions

The following legal opinions, each addressed to the Interim Lenders.

(a)	A legal opinion of Clifford Chance LLP as to English law.

(b)	A legal opinion of Clifford Chance LLP as to Spanish law.

(c)	A legal opinion of external Virginian counsel to Smithfield as to Virginian law.

4.	Other documents and evidence

(a)	Evidence that any process agent has accepted its appointment.

(b)	Any information and evidence required by the Arrangers to comply with anti-money laundering regulations and their standard “know your client” procedures.

(c)	A certificate of Bidco (signed by an officer or a director) certifying (without personal liability) that:

(i)	the conditions (other than payment of the purchase price) to the Acquisition have been satisfied or waived;

(ii)	no material provision of the Acquisition Agreement and no provision of the Acquisition Agreement relating to conditionality has been amended, varied, novated, supplemented, superseded, waived or terminated without the consent of the Arrangers save for any amendments, waivers or any other variations that are not materially adverse to the Interim Lenders or that are approved by the Interim Lenders;

(iii)	all costs, fees, expenses hereby due and payable by Bidco to the Arrangers, the Arrangers, or the Interim Lenders have been paid or will be paid immediately following Drawdown; and

(iv)	the Jean Caby Group has been contributed to Bidco or one of its Subsidiaries.

(d)	Drawdown Requests relating to any Drawing to be made on the Completion Date.

(e)	The Structure Memorandum.

(f)	The Financial Statements.

APPENDIX 5

Part I

Representations

1.	Reliance

Each Obligor makes the representations and warranties in this Part I to each Interim Finance Party in respect of itself.

2.	Incorporation

It is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

3.	Power and Authority

(a)	It has the power to enter into, deliver and perform its obligations under, each Transaction Document to which it is or will be a party. No limit on its powers will be exceeded as a result of any borrowing or the giving of any guarantee by it under the Transaction Documents.

(b)	It has, or will as soon as reasonably practicable and in any case by the time required, have taken all necessary corporate action to authorise its entry into and delivery of and the performance by it of its obligations under each Transaction Document to which it is party and the transactions contemplated by those Transaction Documents.

4.	No Conflict

The entry into and delivery of and the performance of its obligations under, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	any of its constitutional documents; or

(c)	any agreement the breach of which will have a Material Adverse Effect unless either a waiver of such breach has been granted or is being requested in good faith or the relevant Obligor is in good faith discussing the replacement of such contract with the parties thereto.

5.	Obligations Binding

Subject to the Reservations, the obligations expressed to be assumed by it under each Transaction Document to which it is a party constitute its legal, valid, binding and enforceable obligations.

6.	Consents

Subject to the Reservations, all Authorisations have been obtained and are in full force and effect (or will be in full force and effect when required):

(a)	for the entry into and delivery of, and the exercise of its rights under, each Transaction Documents to which it is a party except where failure to obtain any such Authorisation could not reasonably be expected to be materially prejudicial to the Interim Finance Parties;

(b)	subject to any qualifications as to admissibility contained in the legal opinions referred to in paragraph 3 of Part I of Appendix 4 (Conditions Precedent), to make any Interim Document to which it is a party admissible in evidence in its Relevant Jurisdictions; or

(c)	necessary for the conduct of business by it in all respects as presently conducted except to the extent failure to obtain those Authorisations could reasonably be expected not to have a Material Adverse Effect.

7.	Holding Company

Bidco is a holding company that before the Closing Date has not traded, or incurred any material liabilities or material commitments other than in each case in connection with the Transaction Documents or as set out in the Structure Memorandum and, in each case, the transactions contemplated thereunder (other than in respect of professional fees).

8.	Financial Statements

The Financial Statements were prepared in accordance with the generally accepted accounting principles in the United States consistently applied and give a true and fair view of Smithfield’s financial condition and operations during the relevant financial year.

Part II

Undertakings

1.	Acquisitions

Bidco will not acquire or subscribe for any shares, securities or ownership interests in any person, or acquire any business other than pursuant to the Acquisition Agreement and the transactions contemplated thereby or as consented to by the Underwriters or as contemplated by the Structure Memorandum and the transactions contemplated thereby.

2.	Negative Pledge

Bidco will not create or permit to subsist any Security Interest over any of its assets, other than (where relevant):

(a)	any Security Interest arising in the ordinary course of day to day business of the relevant company;

(b)	any lien arising by operation of law;

(c)	any Security Interest to which the Underwriters have consented;

(d)	any Security Interest in respect of cash balances of Bidco given as part of cash pooling arrangements entered into by Bidco; and

(e)	any Security Interest required to satisfy any Authorisation required to carry on Bidco’s business.

3.	Indebtedness

Bidco will not incur or allow to remain outstanding any Financial Indebtedness, other than:

(a)	Financial Indebtedness owed to the Interim Lenders under the Interim Documents or as consented to by the Underwriters;

(b)	Financial Indebtedness as contemplated in the Structure Memorandum (and the transactions contemplated thereby) or incurred under the Acquisition Agreement in respect of any adjustment or claim thereunder;

(c)	Financial Indebtedness not exceeding, in aggregate, EUR 10,000,000 incurred as a result of loans from Smithfield and/or Oaktree to Bidco the proceeds of which are used for the general corporate purposes of the Group;

(d)	Financial Indebtedness incurred by Bidco in respect of cash pooling arrangements entered into by Bidco.

4.	Disposals

Bidco will not dispose of any of its assets, save in each case to the extent that the disposal is:

(i)	approved by the Underwriters;

(ii)	in the ordinary course of day to day business; or

(iii)	as contemplated in the Structure Memorandum.

5.	Smithfields banking facilities

Smithfield will not, and will procure that each of its Subsidiaries shall not, agree to, or seek, any waiver or amendment of the term of any banking facility to which it is a party and under which a facility or facilities of more than US$20,000,000 are made available without the agreement of the Underwriters.

6.	Pari Passu

Each Obligor will ensure that its obligations under the Interim Documents rank at all times at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.	The Acquisition Agreement

Bidco and Smithfield will not, without the prior consent of the Underwriters, amend (or permit to be amended) or waive any provision of the Acquisition Agreement where that amendment or waiver is materially adverse to the interests of the Interim Lenders under the Interim Documents.

8.	Loans or credit

Save as set out in the Structure Memorandum and the transactions contemplated thereby, Bidco will not be a creditor in respect of any Financial Indebtedness other than:

(a)	as consented to by the Underwriters;

(b)	in respect of Financial Indebtedness under the Acquisition Agreement;

(c)	loans made by Bidco to any of its Subsidiaries; and

(d)	loans made by Bidco in respect of cash pooling arrangements entered into by Bidco.

9.	Holding Company

Save as set out in the Structure Memorandum and the transactions contemplated thereby, Bidco shall not trade or carry on any business, or incur any material liabilities or commitments other than in each case in connection with:

(a)	the payment of professional fees and administration costs in the ordinary course of business as a holding company;

(b)	the Transaction Documents and the transactions contemplated thereunder; and

(c)	the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries.

10.	Information

Each Obligor will supply to the Arrangers:

(a)	such information in respect of their financial condition, the Acquisition, the Business and related matters as they may reasonably request;

(b)	promptly on despatch of the same, copies of all material notices or other commitments sent by any Obligor to:

(i)	its shareholders generally (or any class of them); or

(ii)	all, or a class of, its creditors (including but not limited to information relating to existing banking facilities) and related matters as they may reasonably request;

(c)	notice of any potential or actual Default promptly upon becoming aware of the same (unless the Obligor is aware that notification has already been provided by another Obligor).

Part III

Default

1.	List of Events

Each of the events or circumstances set out in this Part III is a Default, whether or not the occurrence of the event or circumstance concerned is outside the control of the Obligors.

2.	Payment Default

An Obligor does not pay on the due date any amount payable by it under the Interim Documents in the manner required under the Interim Documents unless failure to pay is caused by administrative or technical error and payment is made within 5 Business Days.

3.	Breach of other Obligations

Any Obligor does not comply with any Undertaking and such non-compliance is, if capable of remedy, not remedied within 15 Business Days of the earlier of:

(a)	the relevant Obligor becoming aware of such failure to comply; and

(b)	written notice being given by the Interim Lenders to the relevant Obligor of such failure to comply.

4.	Misrepresentation

A Representation is incorrect or misleading and, if the underlying circumstances are capable of remedy, such underlying circumstances are not remedied within 7 Business Days of the earlier of:

(a)	the relevant Obligor becoming aware of such failure to comply; and

(b)	written notice being given by the Interim Lenders to the relevant Obligor of such failure to comply.

5.	Insolvency

An Obligor or any of Smithfield’s Material Subsidiaries:

(a)	stops or suspends payment of its debts or admits in writing its inability to pay its debts as they fall due or a moratorium is declared in relation to any of its indebtedness;

(b)	is, or for the purpose of any applicable law is deemed, or is declared by any relevant court to be, unable to pay its debts as they fall due;

(c)	by reason of actual or anticipated financial difficulties begins negotiations with its creditors generally with a view to rescheduling of its indebtedness generally;

(d)	enters into any agreement for the rescheduling of its indebtedness generally by reason of, or with a view to avoiding, actual or anticipated financial difficulties but excluding for the avoidance of doubt an agreement for the refinancing of the Interim Facility.

6.	Insolvency Proceedings

(a)	Any of the following occurs in respect of any Obligor:

(i)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(ii)	a petition is presented, an application to court is made, or documents are filed with a court, by any person, for the purpose of appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or other similar officer in respect of it or any of its assets save where such petition is presented, application made or document filed on a frivolous or vexatious basis and any related action is discharged, stayed or dismissed within 20 Business Days of commencement and before the date on which it is advertised;

(iii)	any meeting of its directors, shareholders or creditors is convened for the purpose of considering any resolution for (or whether to petition for or file documents with a court for) its winding-up, liquidation, administration or dissolution or for seeking relief under any applicable insolvency law or any such meeting passes such a resolution;

(iv)	any corporate action, or other formal step or formal procedure is taken or commenced with a view to a composition, assignment or arrangement with its creditors generally; or

(v)	an order is made for its administration, liquidation, winding-up or other relief under any applicable insolvency law.

7.	Similar Events Elsewhere

There occurs in relation to an Obligor or any of Smithfield’s Material Subsidiaries or any of their respective assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets are subject, any event or circumstance which corresponds to any of those mentioned in paragraphs 5 (Insolvency) and 6 (Insolvency Proceedings).

8.	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of:

(a)	Smithfield or any other member of the Existing Smithfield Group having an aggregate value of US$25,000,000 (or its equivalent in other currencies); or

(b)	Bidco having an aggregate value of US$5,000,000 (or its equivalent in other currencies),

and, in each case, the same is not discharged within 20 Business Days.

9.	Unlawfulness and invalidity

(a)	It is or becomes unlawful for any Obligor to perform any of its material obligations under the Interim Documents and which materially and adversely effects the interests of the Interim Lenders under the Interim Documents and this is not remedied within 10 Business Days after written notice of such illegality is given to such Obligor.

(b)	Any material obligation or obligations of any Obligor under any Interim Documents are not (subject to the Reservations) or cease to be legal, valid, binding or enforceable and the cessation materially and adversely effects the interests of the Interim Lenders under the Interim Documents and the cessation continues for a period of at least 10 Business Days after written notice of the same is given to such Obligor.

10.	Repudiation and rescission of agreements

Any Obligor rescinds or repudiates an Interim Document in a way which is materially adverse to the interest of the Interim Lenders.

11.	Cross default

(a)	Any Financial Indebtedness of one or more members of the Existing Smithfield Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness one or more members of the Existing Smithfield Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of one or more members of the Existing Smithfield Group becomes entitled to declare any Financial Indebtedness of one or more members of the Existing Smithfield Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Default will occur under this paragraph 11 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than US$25,000,000 (or its equivalent in any other currency or currencies).

12.	Material Adverse Change

Any event or circumstance occurs which has a Material Adverse Effect.

i